Exhibit g.1

SECOND AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is entered into as of the 8th day of June, 2010 (the “Execution Date”) by and between Zea Capital Fund LLC, a Delaware limited liability company having its principal place of business at 118 Third Avenue SE, Suite 630, Cedar Rapids, Iowa 52401 (the “Company”), and AAVIN Equity Advisors, LLC, an Iowa limited liability company having its principal place of business at 118 Third Avenue SE, Suite 630, Cedar Rapids, Iowa 52401 (the “Adviser”).

WHEREAS, the Company may publicly offer its securities in an offering registered under the Securities Act of 1933, as amended (the “1933 Act”) and applicable state laws (the “IPO”), and after such IPO, would operate as a non-diversified management investment company and would elect treatment as a business development company under the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under applicable state and federal law; and

WHEREAS, the Company and the Adviser entered into that Investment Advisory Agreement dated August 17th, 2009, as amended and restated on March 11, 2010, (the “Original Agreement”) and now wish to amend and restate in its entirety the Original Agreement and succeed its terms with this Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           Appointment of Adviser; Effectiveness.

The Company appoints the Adviser to act as manager and investment adviser to the Company for the period and on the terms herein set forth.  The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.  The duties and the obligations of the parties hereunder shall commence upon the date the Company receives any proceeds from the IPO (the “Effective Date”).

2.           Duties of the Adviser.

Subject to the overall supervision and review of the Board of Directors of the Company (“Board”), the Adviser will regularly provide the Company with investment research, advice and supervision and will furnish continuously an investment program for the Company, consistent with the investment objective and policies of the Company set forth (i) in the Company’s Registration Statement on Form N-2, as filed with the Securities and Exchange Commission (the “Commission”) and certain states respecting the IPO, as the same may be amended from time to time; and (ii) in any other subsequent registration statements filed by the Company on Form N-2 with the Commission and any states in connection with any other offering of the Company’s securities (the “Registration Statement”). The Adviser will provide, at its expense and on behalf of the Company and as required under the 1940 Act, any managerial assistance requested by the portfolio companies of the Company (“Managerial Assistance”). The Adviser will determine from time to time what securities shall be purchased for the Company, what securities shall be held or sold by the Company and what portion of the Company’s assets shall be held uninvested as cash or in other liquid assets, subject always to the provisions of the Company’s Certificate of Formation, Limited Liability Company Agreement (the “LLC Agreement”), and the Registration Statement, and to the investment objectives of the Company, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board may from time to time establish. To carry out such determinations, the Adviser will exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) perform due diligence on prospective portfolio companies; (iv)  monitor the Company’s investments; (v) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

3.           Administrative Duties of the Adviser.

The Adviser agrees to furnish office facilities and clerical and administrative services necessary to the operation of the Company (other than services provided by the Company’s custodian, accounting agent, administrator, dividend and interest paying agent and other service providers). The Adviser is authorized to conduct relations with the Company’s custodians, depositaries, underwriters, brokers, dealers, placement agents, banks, insurers, accountants, attorneys, pricing agents, and other persons as may be deemed necessary or desirable by the Adviser in carrying out its duties hereunder. To the extent requested by the Company, the Adviser shall (i) oversee the performance of, and payment of the fees to, the Company’s service providers, and make such reports and recommendations to the Board concerning such matters as the parties deem desirable; (ii) respond to inquiries and otherwise assist such service providers in the preparation and filing of regulatory reports, proxy statements, unitholder communications and the preparation of Board materials and reports; (iii) establish and oversee the implementation of borrowing facilities or other forms of leverage authorized by the Board; and (iv) supervise any other aspect of the Company’s administration as may be agreed upon by the Company and the Adviser. The Company shall, except with respect to furnishing office facilities and clerical and administrative services necessary to the operation of the Company, reimburse the Adviser or its affiliate for all out-of-pocket expenses incurred in providing the services set forth in this Section 3.  In discharging any of its duties under this Agreement, the Adviser may utilize the services of attorneys, accountants, custodians and others, in accordance with customary practices.

4.           Delegation of Responsibilities.

The Adviser is authorized to delegate any or all of its rights, duties and obligations under this Agreement to one or more sub-advisers or other agents, and may enter into agreements with sub-advisers or other agents, and may replace any such sub-advisers or other agents from time to time in its discretion, in accordance with the 1940 Act, the Advisers Act, and rules and regulations thereunder, as such statutes, rules and regulations are amended from time to time or are interpreted from time to time by the staff of the Commission, and if applicable, exemptive orders or similar relief granted by the Commission, and upon receipt of approval of such sub-advisers or other agents by the Board and by unitholders (unless any such approval is not required by such statutes, rules, regulations, interpretations, orders or similar relief).

5.           Independent Contractors.

The Adviser and any sub-advisers and each of their respective officers, employees, members, managers and agents shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized in this Agreement or otherwise, have no authority to bind, obligate, represent or otherwise act for or represent the Company in any way.

6.           Compliance with Applicable Requirements.

In carrying out its obligations under this Agreement, the Adviser shall at all times conform to:

a.           all applicable provisions of the 1940 Act, the Advisers Act, any applicable rules and regulations adopted thereunder and applicable provisions of comparable state laws that are applicable to the Adviser’s services to be provided hereunder;

b.           the provisions of any registration statement of the Company, as the same may be amended from time to time under the 1933 Act, including without limitation, the investment objectives set forth therein;

c.           the provisions of the Company’s Certificate of Formation, as the same may be amended from time to time;

d.           the provisions of the Company's LLC Agreement, as the same may be amended from time to time;

e.           all policies, procedures and directives adopted by the Board in conformity with applicable law; and

f.           any other applicable provisions of state, federal or foreign law.

7.           Policies and Procedures.

The Adviser represents to the Company that is has adopted and implemented written policies and procedures reasonably designed to prevent violation of the federal securities laws (as that term is used in Rule 38a-1 adopted under the 1940 Act) by the Adviser and its supervised persons. The Adviser shall provide the Company, at such times as the Company shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures; such report shall be of sufficient scope and in sufficient detail as may reasonably be required to comply with Rule 38a-1 under the 1940 Act and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

8.           Brokerage.

With respect to the Company’s portfolio securities, the Adviser is responsible for decisions to buy and sell securities for the Company; and as applicable, broker-dealer selection, and negotiation of brokerage commission rates. The Adviser’s primary consideration in effecting a security transaction will be to obtain the best execution as determined under the applicable provisions of the Advisers Act or other applicable law. In selecting a broker-dealer to execute a particular transaction, the Adviser will take the following into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Company on a continuing basis. Accordingly, the price to the Company in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the execution services offered.

Subject to such policies as the Board may from time to time determine, the Adviser shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement or otherwise, solely by reason of its having caused the Company to pay a broker or dealer that provides brokerage and research services to the Adviser an amount of commission for effecting a Company investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser’s overall responsibilities with respect to the Company and to other clients of the Adviser as to which the Adviser exercises investment discretion. The Adviser is further authorized to allocate the orders placed by it on behalf of the Company to such brokers and dealers who also provide research or statistical material or other services to the Company, the Adviser or to any sub-adviser. Such allocation shall be in such amounts and proportions as the Adviser shall determine and the Adviser will report on said allocations regularly to the Board indicating the brokers to whom such allocations have been made and the basis therefore.

9.           Books and Records.

The Adviser will maintain complete and accurate records in respect of all transactions relating to the Company’s portfolio in accordance with the applicable provisions of the 1940 Act, the Advisers Act and applicable provisions of state law. The Adviser will keep or will cause to be kept records in respect of all such portfolio transactions executed on behalf of the Company. To the extent permitted by applicable law, the Adviser shall provide access to its books and records relating to the Company as the Company may reasonably request. The Adviser shall have access at all reasonable times to books and records maintained for the Company to the extent necessary for the Adviser to comply with all applicable securities or other laws to which it is subject, and further provided that the Company shall produce copies of such records and books whenever reasonably required to do so by the Adviser for the purpose of legal proceedings or dealings with any governmental or regulatory authorities or for its internal compliance procedures.

10.           Compensation.

For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall receive from the Company the following compensation:

a.             Base Management Fee. The Adviser shall receive monthly a base management fee (the “Base Management Fee”) equal to 2.50% per annum of the Company’s Gross Assets.  “Gross Assets” shall mean the Company’s total assets, including investments made with the proceeds of any borrowings, less any uninvested cash or cash equivalents resulting from borrowings.  The Base Management Fee shall be calculated monthly and paid monthly in arrears on the first business day of the immediately following month, and will be calculated based on the value of the Company’s Gross Assets as of the end of the applicable month; provided that any fees the Adviser or its personnel receive from the Company’s portfolio companies for providing Managerial Assistance or other services to portfolio companies shall be credited against the Base Management Fee otherwise owing by the Company.

b.             Incentive Fee. The Adviser shall receive an incentive fee (the “Incentive Fee”).  For purposes of this Section,

“Contributions” shall mean the aggregate capital contributions received by the Company with respect to the sale of the Company’s securities.

“Excluded Assets” shall mean cash, cash equivalents, other temporary short term investments, or any other investment not within the Company’s investment objective as provided in its Registration Statement.

“Net Managed Assets” shall mean the Company’s total assets, less any indebtedness of the Company and Excluded Assets.

“Outstanding Contributions” shall mean the aggregate amount of Contributions received by the Company less the amount of any distributions to holders of the Company’s securities that are treated as a return of such holders’ capital contribution.

“Pre-Incentive Fee Net Investment Income” shall mean interest income, dividend income, and any other income (including accrued income that the Company has not yet received in cash (such as original issue discount, debt instruments with pay in kind interest and zero coupon securities), any fees such as commitment, origination, syndication, structuring, diligence, monitoring, and consulting fees or other fees that the Company is entitled to receive from portfolio companies) accrued during the applicable year, minus the Company’s operating expenses for such year (including the Base Management Fee, expenses payable pursuant to Section 11 below, any interest expense, any tax expense, and dividends paid on issued and outstanding preferred equity, if any, but excluding the Incentive Fee payable hereunder); provided, however, Pre-Incentive Fee Net Investment Income shall not include any interest income, dividend income, and any other income derived from Excluded Assets.

The Incentive Fee shall consist of two parts, as follows:

(1)           Investment Income Fee. The Adviser shall receive an investment income fee (the “Investment Income Fee”) which is calculated and payable annually in arrears within thirty (30) days of the end of each calendar year, with the fee first accruing on the first December 31 following the Effective Date, as follows:

(A)           100% of the amount of the Pre-Incentive Fee Net Investment Income, if any, that exceeds 8.0% of the Company’s Net Managed Assets, but is less than 10.0% in any calendar year; and

(B)           20% of the amount of the Pre-Incentive Fee Net Investment Income, if any, that exceeds 10.0% in any calendar year.

The Investment Income Fee calculation shall be adjusted appropriately on the basis of the number of calendar days in the first period the fee accrues or the calendar year during which this Agreement is in effect in the event of termination of the Agreement during any calendar year.

(2)    Capital Gains Fee. After the Company has made to its members, on a cumulative basis, (A) distributions equal to all Contributions and (B) a return on all Outstanding Contributions of an annual rate of 8% on a cumulative basis (with (A) and (B) together, the “Member Returns”), the Company shall pay the Adviser a capital gains fee (the “Capital Gains Fee”) equal to 20% of:

(I) (a) the Company’s net realized capital gain (realized capital gains less realized capital losses) on a cumulative basis from the Effective Date to the end of any fiscal year in which all Member Returns have been made, less (b) any unrealized capital depreciation at the end of such fiscal year, less

(II) the aggregate amount of any Capital Gains Fees paid in all prior fiscal years.

For the purposes of this Section 10(b)(2),

 (A) realized capital gains on a security shall be calculated as the excess of the net amount realized from the sale or other disposition of such security over the original cost for the security;

(B) realized capital losses on a security shall be calculated as the amount by which the net amount realized from the sale or other disposition of such security is less than the original cost of such security;

(C) unrealized capital depreciation on a security shall be calculated as the amount by which the Company’s original cost of such security exceeds the fair value of such security at the end of a fiscal year; and

(D) in the event a change in the amount of the Outstanding Contributions occurs during any fiscal year, the 8% annual hurdle rate of return shall be appropriately applied on a pro-rata basis to the varying levels of Outstanding Contributions during the year.

The Capital Gains Fee shall be calculated and payable annually within thirty (30) days of the end of each calendar year.  In the event this Agreement is terminated, the Capital Gains Fee calculation shall be undertaken as of, and any resulting  Capital Gains Fee shall be paid, within fifteen (15) days of the date of termination.

The Adviser may, from time to time, waive or defer all or any part of the compensation described in this Section 10. The parties do hereby expressly authorize and instruct the Company’s administrator, or its successors, to calculate the fee payable hereunder and to remit all payments specified herein to the Adviser.

11.           Expenses of the Adviser.

The compensation and allocable routine overhead expenses of all investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory services required to be provided by the Adviser under Section 2 hereof, will be provided and paid for by the Adviser and not by the Company. It is understood that the Company will pay all expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Company shall include, without limitation the following:

a.    other than as set forth in the first sentence of this Section 11 above, expenses of maintaining the Company and continuing its existence and related overhead,

b.    commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments including placement and similar fees in connection with direct placements entered into on behalf of the Company,

c.    auditing, accounting and legal expenses,

d.    taxes and interest,

e.    governmental fees,

f.    expenses of issue, sale, repurchase and redemption (if any) of interests in the Company, including expenses of conducting tender offers for the purpose of repurchasing Company securities,

g.    expenses of registering and qualifying the Company and its securities under federal and state securities laws and of preparing and filing registration statements and amendments for such purposes,

h.    expenses of communicating with unitholders, including website expenses and the expenses of preparing, printing, and mailing press releases, reports and other notices to unitholders and of meetings of unitholders and proxy solicitations therefore,

i.    expenses of reports to governmental officers and commissions,

j.    insurance expenses,

k.    association membership dues,

l.    fees, expenses and disbursements of custodians and subcustodians for all services to the Company (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values),

m.    fees, expenses and disbursements of transfer agents, dividend and interest paying agents, unitholder servicing agents and registrars for all services to the Company,

n.    compensation and expenses of directors of the Company who are not members of the Adviser’s organization,

o.    pricing, valuation, and other consulting or analytical services, including legal services, employed in considering and valuing the actual or prospective investments of the Company,

p.    all expenses incurred in leveraging of the Company’s assets through a line of credit or other indebtedness or issuing and maintaining preferred securities,

r.    all expenses incurred in connection with the organization of the Company and any offering of securities, and

s.    such non-recurring items as may arise, including expenses incurred in litigation, proceedings and claims and the obligation of the Company to indemnify its directors, officers and unitholders with respect thereto.

12.           Covenants of the Adviser.

The Adviser represents that it is, and covenants that it shall remain during the term of this Agreement, registered as an investment adviser under applicable state and federal law.  The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

13.           Non-Exclusivity.

The Company understands that the persons employed by the Adviser to assist in the performance of the Adviser’s duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Adviser or any manager, partner, officer, employee or other affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature, or to receive any fees or compensation in connection therewith (including fees for providing Managerial Services (“Fees”), subject to applicable law and provided that to the extent the Adviser receives Fees from a portfolio company in which another account managed by the Adviser has also invested, that the Adviser will apportion any Fees among the Company and such other accounts) so long as the Adviser’s services to the Company are not impaired by the provision of such services to others. The Company further understands and agrees that officers and directors of the Adviser may serve as officers or directors of the Company, and that officers or directors of the Company may serve as officers or directors of the Adviser to the extent permitted by law; and that the officers and directors of the Adviser are not prohibited from engaging in any other business activity, including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or company, including other investment advisory companies, so long as the Adviser’s services to the Company hereunder are not impaired thereby.  The Adviser covenants to provide written notification to the Company prior to entering into an advisory relationship with another fund having a similar investment strategy.

14.           Effective Date, Term and Approval.

This Agreement shall become effective on the Effective Date. This Agreement shall continue in force and effect for two years from the Execution Date, and may be continued from year to year thereafter, provided that the continuation of the Agreement is specifically approved at least annually:

a.    (i) by the Board or (ii) by the vote of “a majority of the outstanding voting securities” of the Company (as defined in Section 2(a)(42) of the 1940 Act); and

b.    by the affirmative vote of a majority of the directors who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of a party to this Agreement (other than as directors of the Company), by votes cast in person at a meeting specifically called for such purpose.

15.           Termination.

This Agreement may be terminated by the Company at any time, without the payment of any penalty by the Company, by vote of the Board or by vote of a majority of the outstanding voting securities of the Company, on no more than sixty (60) days’ written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty by the Adviser, on no less than sixty (60) days’ written notice to the Company. The notice provided for herein may be waived by the party entitled to receipt thereof. This Agreement shall automatically terminate in the event of its assignment, the term “assignment” for purposes of this paragraph having the meaning defined in Section 2(a)(4) of the 1940 Act. Upon termination pursuant to this Section 15, the Adviser must deliver all copies of books and records maintained in accordance with this Agreement and applicable law.  In the event of a termination of this Agreement, the provisions of Sections 17 and 18 shall survive.

16.           Amendment.

No amendment of this Agreement shall be effective unless it is in writing and signed by the party against which enforcement of the amendment is sought. No amendment to Section 10 or Section 11 of this Agreement shall be effective unless it is approved by the vote of a majority of the outstanding voting securities of the Company.

17.           Liability of Adviser.

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser)will not be liable in any way for any default, failure or defect in any of the securities comprising the Company’s portfolio if it has satisfied the duties and the standard of care required under applicable law.  However, the Adviser shall be liable to the Company for any loss, damage, claim, cost, charge, expense or liability to the extent resulting from the Adviser’s willful misconduct, bad faith or gross negligence or reckless disregard by the Adviser of the Adviser’s duties or standard of care, diligence and skill set forth in this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Commission or its staff thereunder).

18.           Indemnification.

The Company (“Indemnifying Party”) shall indemnify the Adviser, each of the Adviser’s officers, employees, members, managers and agents (collectively, the “Indemnified Parties”) and hold the Indemnified Parties harmless from and against any expense, loss, cost, liability or damage, including reasonable attorneys’ fees (collectively, “Expenses”), arising out of any claim asserted or threatened to be asserted in connection with the Adviser’s services or performance hereunder or otherwise as an investment adviser of the Company; provided, however, that no Indemnified Party shall be entitled to any such indemnification with respect to any Expense to the extent caused by any Indemnified Party’s own gross negligence, bad faith, breach of fiduciary duty, violation of applicable law, willful misconduct or reckless disregard with respect to any of its obligations under this Agreement (as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the Commission or its staff thereunder), and provided, further, that the satisfaction of any such indemnification shall be from and limited to the assets of the Company.  Notwithstanding the foregoing, the Company shall not indemnify an Indemnified Party for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

a.    There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnified Party.

b.    Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnified Party.

c.    A court of competent jurisdiction approves a settlement of the claims against a particular Indemnified Party and finds that indemnification of the settlement and related costs should be made, and the court of law considering the request for indemnification has been advised of the position of the SEC and the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws.

With respect to any claim made or threatened against an Indemnified Party, or compulsory process or request or other notice of any loss, claim, damage or liability served upon an Indemnified Party, for which such Indemnified Party is or may be entitled to indemnification under this Section 18, such Indemnified Party shall:

a.    give written notice to the Indemnifying Parties of such claim within ten (10) days after such claim is made or threatened, which notice shall specify in reasonable detail the nature of the claim and the amount (or an estimate of the amount) of the claim; provided, however, that the failure of any Indemnified Party to provide such notice to the Indemnifying Parties shall not relieve the Indemnifying Party of its obligations under this Section 9 except to the extent the each Indemnifying Party is materially prejudiced or otherwise forfeits rights to defenses by reason of such failure;

b.    provide the Indemnifying Parties such information and cooperation with respect to such claim as the Indemnifying Parties may reasonably require, including, but not limited to, making appropriate personnel available to the Indemnifying Parties at such reasonable times as the Indemnifying Parties may request;

c.    cooperate and take any such steps as the Indemnifying Parties may reasonably request to preserve and protect any defense to such claim;

d.    in the event suit is brought with respect to such claim, upon reasonable prior notice, afford to the Indemnifying Party the right, which the Indemnifying Parties may exercise in their sole discretion and at their expense, to participate in the investigation, defense and settlement of such claim;

e.    neither incur any material expense to defend against any such claim (unless the Indemnifying Parties refuse to assume the defense as provided below) or make any admission with respect thereto (other than routine or incontestable admissions or factual admissions the failure to make which would expose such Indemnified Party to unindemnified liability) nor permit a default or consent to the entry of any judgment in respect thereof, in each case without the prior written consent of the Indemnifying Parties; and

f.    upon reasonable prior notice, afford to such Indemnifying Party the right, in its sole discretion and at its sole expense, to assume the defense of such claim, including, but not limited to, the right to designate counsel reasonably acceptable to such Indemnified Party and to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such claim; provided, that if such Indemnifying Party assumes the defense of such claim, it shall not be liable for any fees and expenses of counsel for any Indemnified Party incurred thereafter in connection with such claim except that if such Indemnified Party reasonably determines that counsel designated by the Indemnifying Party has a conflict of interest representing (A) such Indemnified Party and (B) the Indemnifying Party, such Indemnifying Party shall pay the reasonable fees and disbursements of one counsel (in addition to any local counsel) separate from its own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances; and provided, further, that the Indemnifying Parties shall not enter into any final settlement or compromise, without the prior written consent of such Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless such settlement or compromise provides for an absolute and unconditional release of such Indemnified Party from liability.

In the event that any Indemnified Party waives its right to indemnification hereunder, the Indemnifying Parties shall not be entitled to appoint counsel to represent such Indemnified Party nor shall the Indemnifying Parties reimburse such Indemnified Party for any costs of counsel to such Indemnified Party.

19.           Notices.

Any notices under this Agreement shall be in writing, addressed and delivered, telecopied or mailed postage paid, to the other party entitled to receipt thereof at such address as such party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Company and that of the Adviser are each set forth in the preamble to this Agreement.

20.           Questions of Interpretation.

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act or the Advisers Act shall be resolved by reference to such term or provision of the 1940 Act or the Advisers Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to said Acts. In addition, where the effect of a requirement of the 1940 Act or the Advisers Act reflected in any provision of the Agreement is revised by rule, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Subject to the foregoing, this Agreement shall be governed by and construed in accordance with the laws (without reference to conflicts of law provisions) of the State of Delaware.

21.           Counterparts.

This Agreement may be signed in any number of counterparts.  Any single counterpart or a set of counterparts signed in either case by the parties hereto shall constitute a full and original Agreement for all purposes.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers as of the Execution Date.

ZEA CAPITAL FUND, LLC	AAVIN EQUITY ADVISORS, LLC
By: /s/ Mary Elworth	By: s/ James D. Thorp
Mary Elworth, Chairman	James D. Thorp, Manager

ACKNOWLEDGED AND APPROVED

IOWA CORN OPPORTUNITIES, LLC

By: /s/ Brian R. Jones
Name: Brian R. Jones
Title: Chief Operating Officer

BEING THE SOLE MEMBER